SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                           FORM 11-K A

                AMENDMENT NO. 1 TO ANNUAL REPORT
               FILED PURSUANT TO SECTION 15(D) OF
               THE SECURITIES EXCHANGE ACT OF 1934

         For the Fiscal Year Ended December 30, 1993

                Commission File No. 33-12185

                     BURR-BROWN CORPORATION
                     FUTURE INVESTMENT TRUST
                          (Plan Title)

                     BURR-BROWN CORPORATION
                        (Name of Issuer)

                  6730 South Tucson Boulevard
                     Tucson, Arizona 85706
                 (Principal Executive Office)



     The undersigned registrant hereby amends the following items of its Annual Report for 1993 on Form 11-K as set forth in the pages attached hereto and as filed with Form SE as of June 27, 1994:

     Financial Statements and Exhibits

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 11-K/A, Amendment No. 1 to Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.
                                         BURR-BROWN CORPORATION
                                         FUTURE INVESTMENT TRUST


Date:  June 27, 1994                     Thomas R. Brown, Jr.
                                         ------------------------
                                         Thomas R. Brown, Jr.
                                         Chairman of the Board

         Consent of Ernst & Young Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-65866) pertaining to the Burr-Brown Corporation Future Investment Trust and in the related Prospectus of our report dated May 20, 1994, with respect to the financial statements and schedules of the Burr-Brown Corporation Future Investment Trust included in this Annual Report (Form 11-K) for the year ended December 30, 1993.

                                         Ernst & Young

Tucson, Arizona
June 27, 1994